Exhibit 99.1

PRESS RELEASE

For Immediate Release

Date:	July 17, 2019
Contact:	Chris Courtney/Rick McCarty
Phone:	(209) 848-2265
www.ovcb.com

OAK VALLEY BANCORP REPORTS 2nd QUARTER RESULTS AND ANNOUNCES CASH DIVIDEND

OAKDALE, CA–Oak Valley Bancorp (NASDAQ: OVLY) (the “Company”), the bank holding company for Oak Valley Community Bank and their Eastern Sierra Community Bank division, recently reported unaudited consolidated financial results. For the three months ended June 30, 2019, consolidated net income was $2,963,000, or $0.37 per diluted share (EPS), compared to $3,104,000, or $0.38 EPS, for the prior quarter and $2,591,000, or $0.32 EPS, for the same period a year ago. The decrease of $141,000 compared to the prior quarter is mainly due to loan loss provisions of $95,000 resulting from loan growth of $10.8 million during the second quarter, along with slightly higher operating costs. Compared to the second quarter of 2018, the net income increase of $372,000 was driven by net interest margin expansion corresponding to loan growth.

Consolidated net income for the six months ended June 30, 2019 totaled $6,067,000, or $0.75 EPS, representing an increase of 12.5% compared to $5,393,000, or $0.67 EPS for the six months ended June 30, 2018. The Company has benefited from year-over-year loan growth and increased service fee income resulting from the expansion of our deposit and loan customer base, as the main contributors to the year-to-date net income increase of $674,000.

Net interest income was $10,128,000 for the three months ended June 30, 2019, compared to $10,111,000 for the prior quarter and $9,327,000 for the same period last year. The increase is attributable to the growth of average gross loans, combined with the positive impact that the 2018 FOMC rate hikes have had on the yield of our earning assets. As a result, the Company’s net interest margin for the three months ended June 30, 2019 increased to 4.23%, compared to 4.16% for the prior quarter, and 3.83% for the same period last year.

Non-interest income for the three months ended June 30, 2019 totaled $1,242,000, compared to $1,275,000 during the prior quarter, and $1,011,000 for the same period last year. The decrease compared to the prior quarter is due to a decline in gains recorded from called available-for-sale investment securities. The increase from the same period last year is primarily due to unrealized gains recorded on the fair value of equity investment securities. Additionally, the Company continues to recognize steady growth in service charge and transaction fee income, as a result of our growing core deposit base.

Non-interest expense for the three months ended June 30, 2019 totaled $7,310,000, compared to $7,233,000 during the prior quarter, and $6,905,000 for the same period last year. The increase compared to prior periods corresponds to the expansion into Sacramento during the third quarter of 2018, and other lending and credit administration staff additions, combined with increased general operating costs related to servicing the growing loan and deposit portfolios.

Total assets were $1.07 billion as of June 30, 2019, an increase of $9.2 million over March 31, 2019 and a decrease of $1.3 million over June 30, 2018. Gross loans were $718.2 million as of June 30, 2019, an increase of $10.8 million over March 31, 2019, and an increase of $63.6 million over June 30, 2018. The Company’s total deposits were $949.1 million as of June 30, 2019, an increase of $10.3 million over March 31, 2019 and a decrease of $21.5 million over June 30, 2018, as a result of the bank electing not to match competitive offerings on certain high interest rate deposit accounts during the first quarter of 2019.

“The Bank is truly hitting on all cylinders, as evidenced by positive year-over-year trends in each of its key performance ratios. This is a tribute to the hard work and dedication our team puts forward in delivering a unique customer experience and their commitment to lending prudently to quality clients,” stated Chris Courtney, President and CEO.

Non-performing assets as of June 30, 2019 were $906,000, or 0.08% of total assets, compared to $967,000 or 0.09% of total assets as of March 31, 2019, and $1,310,000, or 0.12%, at June 30, 2018. The decrease from the same period a year ago is the result of collateral sales and subsequent payments received on non-performing loans. The allowance for loan losses to gross loans decreased to 1.22% at June 30, 2019, compared to 1.23% at March 31, 2019 and 1.25% at June 30, 2018. The Company recorded provision for loan losses of $95,000 during the second quarter of 2019 due to the $10.8 million loan growth, as loan loss reserves relative to gross loans remain at acceptable levels and credit quality remains strong.

The Board of Directors of Oak Valley Bancorp at their July 16, 2019 meeting, declared the payment of a cash dividend of $0.135 per share of common stock to its shareholders of record at the close of business on July 29, 2019. The payment date will be August 9, 2019 and will amount to approximately $1,108,000. This is the second dividend payment made by the Company in 2019.

Oak Valley Bancorp operates Oak Valley Community Bank and their Eastern Sierra Community Bank division, through which it offers a variety of loan and deposit products to individuals and small businesses. They currently operate through 17 conveniently located branches: Oakdale, Turlock, Stockton, Patterson, Ripon, Escalon, Manteca, Tracy, Sacramento, two branches in Sonora, three branches in Modesto, and three branches in their Eastern Sierra division, which includes Bridgeport, Mammoth Lakes and Bishop. The Sacramento – Capitol Mall Branch, which opened in 2018, is the latest addition to Oak Valley’s network.

For more information, call 1-866-844-7500 or visit www.ovcb.com.

This press release includes forward-looking statements about the corporation for which the corporation claims the protection of safe harbor provisions contained in the Private Securities Litigation Reform Act of 1995.

Forward-looking statements are based on management's knowledge and belief as of today and include information concerning the corporation's possible or assumed future financial condition, and its results of operations and business. Forward-looking statements are subject to risks and uncertainties. A number of important factors could cause actual results to differ materially from those in the forward-looking statements. Those factors include fluctuations in interest rates, government policies and regulations (including monetary and fiscal policies), legislation, economic conditions, including increased energy costs in California, credit quality of borrowers, operational factors and competition in the geographic and business areas in which the company conducts its operations. All forward-looking statements included in this press release are based on information available at the time of the release, and the Company assumes no obligation to update any forward-looking statement.

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Oak Valley Bancorp
Financial Highlights (unaudited)

($ in thousands, except per share)	2nd Quarter	1st Quarter	4th Quarter	3rd Quarter	2nd Quarter
Selected Quarterly Operating Data:	2019	2019	2018	2018	2018

Net interest income	$10,128	$10,111	$10,179	$9,944	$9,327
Provision for loan losses	95	-	555	-	-
Non-interest income	1,242	1,275	1,232	1,137	1,011
Non-interest expense	7,310	7,233	6,921	6,820	6,905
Net income before income taxes	3,965	4,153	3,935	4,261	3,433
Provision for income taxes	1,002	1,049	956	1,096	842
Net income	$2,963	$3,104	$2,979	$3,165	$2,591

Earnings per common share - basic	$0.37	$0.38	$0.37	$0.39	$0.32
Earnings per common share - diluted	$0.37	$0.38	$0.37	$0.39	$0.32
Dividends paid per common share	$-	$0.135	$-	$0.130	$-
Return on average common equity	11.39%	12.54%	12.16%	13.21%	11.18%
Return on average assets	1.13%	1.17%	1.08%	1.17%	0.99%
Net interest margin (1)	4.23%	4.16%	3.96%	3.97%	3.83%
Efficiency ratio (2)	62.27%	62.20%	58.78%	59.50%	64.20%

Capital - Period End
Book value per common share	$12.98	$12.45	$12.09	$11.67	$11.50

Credit Quality - Period End
Nonperforming assets/ total assets	0.08%	0.09%	0.08%	0.09%	0.12%
Loan loss reserve/ gross loans	1.22%	1.23%	1.22%	1.23%	1.25%

Period End Balance Sheet
($ in thousands)
Total assets	$1,068,310	$1,059,130	$1,094,887	$1,075,805	$1,069,600
Gross loans	718,158	707,408	711,902	663,195	654,594
Nonperforming assets	906	967	920	920	1,310
Allowance for loan losses	8,770	8,677	8,685	8,135	8,162
Deposits	949,090	938,743	986,495	974,424	970,615
Common equity	106,583	102,218	99,038	95,666	94,145

Non-Financial Data
Full-time equivalent staff	184	180	178	176	175
Number of banking offices	17	17	17	17	16

Common Shares outstanding
Period end	8,208,853	8,209,750	8,194,805	8,194,255	8,183,005
Period average - basic	8,102,565	8,093,106	8,086,748	8,083,927	8,080,134
Period average - diluted	8,116,950	8,102,411	8,097,161	8,104,252	8,098,269

Market Ratios
Stock Price	$19.55	$17.64	$18.30	$19.65	$22.87
Price/Earnings	13.33	11.34	12.52	12.65	17.78
Price/Book	1.51	1.42	1.51	1.68	1.99

	SIX MONTHS ENDED JUNE 30,
($ in thousands, except per share)	2019	2018

Net interest income	$20,239	$18,444
Provision for loan losses	95	-
Non-interest income	2,517	2,343
Non-interest expense	14,543	13,637
Net income before income taxes	8,118	7,150
Provision for income taxes	2,051	1,757
Net income	$6,067	$5,393

Earnings per common share - basic	$0.75	$0.67
Earnings per common share - diluted	$0.75	$0.67
Dividends paid per common share	$0.135	$0.13
Return on average common equity	11.95%	11.82%
Return on average assets	1.15%	1.03%
Net interest margin (1)	4.19%	3.82%
Efficiency ratio (2)	62.24%	63.80%

Capital - Period End
Book value per common share	$12.98	$11.50

Credit Quality - Period End
Nonperforming assets/ total assets	0.08%	0.12%
Loan loss reserve/ gross loans	1.22%	1.25%

Period End Balance Sheet
($ in thousands)
Total assets	$1,068,310	$1,069,600
Gross loans	718,158	654,594
Nonperforming assets	906	1,310
Allowance for loan losses	8,770	8,162
Deposits	949,090	970,615
Common equity	106,583	94,145

Non-Financial Data
Full-time equivalent staff	184	175
Number of banking offices	17	16

Common Shares outstanding
Period end	8,208,853	8,183,005
Period average - basic	8,097,862	8,077,562
Period average - diluted	8,109,721	8,099,479

Market Ratios
Stock Price	$19.55	$22.87
Price/Earnings	12.94	16.99
Price/Book	1.51	1.99

(1) Ratio computed on a fully tax equivalent basis using a marginal federal tax rate of 21%.
(2) Ratio computed on a fully tax equivalent basis using a marginal federal tax rate of 21%.
A marginal federal/state combined tax rate of 29.56%, was used for applicable revenue.